Exhibit 99.1

ECD OVONICS ANNOUNCES CHANGES IN MANAGEMENT ROLES AND RESPONSIBILITIES AS PART OF ITS RESTRUCTURING STRATEGY

Organizational Restructuring Better Reflects Increased Acceptance of and Demand for Ovonic Products and Technologies

Rochester Hills, Mich., Sept. 1, 2005 – Energy Conversion Devices, Inc. (ECD Ovonics) (Nasdaq:ENER) announced today that, with the increasing acceptance of and demand for its Ovonic products as it continues its transition from a highly successful advanced technology research-oriented company to a more commercially focused manufacturing business, its Board of Directors has approved changes in its corporate organizational structure.

All production manufacturing and commercial operations will now report to James R. Metzger, executive vice president and chief operating officer. Stanford R. Ovshinsky, currently president and chief technology officer, will be named president and chief scientist and technologist. In this position, he will continue to lead the development of the full potential of the emerging “Hydrogen Economy,” while focusing on further developing the science and technology of amorphous and disordered materials. Both Stan Ovshinsky and Jim Metzger continue to report to Robert C. Stempel, chairman and CEO of ECD Ovonics. The three executives comprise the office of the chairman, responsible for the Company’s overall strategic direction.

To better serve the diverse photovoltaic market demands, the Board also approved the formation of two solar divisions. The Ovonic Solar-Terrestrial Division which will report to Jim Metzger, will have responsibility for manufacturing and sales of building-integrated photovoltaic (BIPV) and PV roofing products. This division will also be responsible for the current 25/30MW solar module manufacturing plant in Auburn Hills, Mich., as well as the recently announced second 25/30MW plant. The Ovonic Solar-Space and R&D Division will report to Stan Ovshinsky who continues to direct the overall advanced PV technology. Ovonic Solar-Space and R&D will have responsibility for government and military contracts, research and development, and the advanced ultra-lightweight PV for space and airship applications being developed under a contract with the U.S. Air Force.

By forming two solar divisions, ECD Ovonics will be in a better position to serve the diverse global markets in the PV field. The Terrestrial division serves a highly competitive and rapidly growing market, with multiple customers mostly from the building, roofing and construction industries. The Space and R&D division, due to its unique customers in the military and certain government agencies and industrial users, will be devoted to the development of new and advanced technology, such as meeting the rigorous demand of outer space and improved efficiency.

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As chief operating officer, Jim Metzger will also be responsible for the Production Technology and Machine Division, Ovonic Solar-Terrestrial (photovoltaic production and 25/30MW solar module manufacturing machine), hydrogen storage canister production, and the two joint ventures now in commercial production, Cobasys LLC, a 50-50 nickel metal hydride battery manufacturing joint venture between ECD Ovonics and Chevron Corporation, and Rare-Earth Ovonic, a joint venture with Inner Mongolia Baotou Steel Rare-Earth High Tech Co., Ltd.

Stan Ovshinsky, in addition to leading the advanced technology aspects of ECD’s business - both advanced R&D and commercial - will focus on research and development while continuing to develop the science of amorphous and disordered materials. As chairman of the Ovonyx joint venture, Stan has joint responsibility with Tyler Lowrey, president of Ovonyx. Ovshinsky also is responsible for the advanced solid hydrogen storage and cognitive computer development programs.

About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:

Ghazaleh Koefod, Investor Relations

Dick Thompson, Media Relations
Energy Conversion Devices, Inc.

248.293.0440